Exhibit 3.1

Execution Version

NEXPOINT REAL ESTATE FINANCE, INC.

ARTICLES SUPPLEMENTARY

9.00% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  By Articles Supplementary filed with the SDAT on November 2, 2023 (the “Prior Articles Supplementary”), the Corporation classified and designated 16,000,000 shares (the “Prior Shares”) of its authorized but unissued preferred stock, par value $0.01 per share (“Preferred Stock”), as a separate series of Preferred Stock designated as the “9.00% Series B Cumulative Redeemable Preferred Stock” of the Corporation (the “Series B Preferred Stock”), and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such Series B Preferred Stock, all as set forth in the Prior Articles Supplementary.

SECOND:  The Board of Directors of the Corporation (the “Board”), or a duly authorized committee thereof, adopted resolutions on or as of November 1, 2023 that authorized the issuance of up to all of the Prior Shares of Series B Preferred Stock.

THIRD:  Pursuant to authority expressly vested in the Board by Article VI of the Articles of Amendment and Restatement of the Corporation (which, as amended and supplemented from time to time, together with these Articles Supplementary, are referred to herein as the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board adopted resolutions on or as of September 30, 2025 that duly classified and designated 1,200,000 shares (the “Additional Shares”) of authorized but unissued Preferred Stock as additional shares of Series B Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Prior Articles Supplementary. After giving effect to the foregoing classification and designation, the total number of shares of Series B Preferred Stock that the Corporation has the authority to issue under the Charter is 17,200,000 shares.

FOURTH:  The Additional Shares of Series B Preferred Stock have been classified and designated by the Board under the authority contained in the Charter, such that the Additional Shares of Series B Preferred Stock classified and designated herein combined with the Prior Shares of Series B Preferred Stock classified and designated in the Prior Articles Supplementary will comprise one and the same series of Preferred Stock of the Corporation.

FIFTH:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH:  These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

SEVENTH:  The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Chief Financial Officer, Executive VP-Finance, Assistant Secretary and Treasurer on October 1, 2025.

WITNESS:	NEXPOINT REAL ESTATE FINANCE, INC.

/s/ Paul Richards	By:	/s/ James Dondero
Name: Paul Richards	Name: James Dondero
Title: Chief Financial Officer, Executive VP-Finance, Assistant Secretary and Treasurer	Title: President

[Signature Page to Articles Supplementary]